Exhibit 99.1

Enova Completes Acquisition of OnDeck

CHICAGO, October 13, 2020 /PRNewswire/ — Enova International (NYSE: ENVA), a leading financial technology and analytics company offering consumer and small business loans and financing, today announced it has completed the acquisition of On Deck Capital, Inc. (NYSE: ONDK), a leader in online lending for small business, for $1.89 per share, or approximately $122 million. The acquisition creates a company with significant scale and diverse product offerings in consumer and small business market segments with combined originations of nearly $5 billion in 2019 and approximately seven million customers.

Under the terms of the agreement, OnDeck shareholders received 0.092 of a share of Enova common stock and $0.12 in cash for each share of OnDeck held.

“We are excited to announce the completion of the acquisition of OnDeck. The combination establishes Enova as a premier Fintech lender with substantial scale and a diversified portfolio of brands and products,” said David Fisher, CEO of Enova. “The operational integration plans and ability to recognize meaningful synergies and financial benefits of the acquisition are on track. We remain well positioned to drive long-term, profitable growth for our shareholders while addressing the needs of consumers and small businesses whose need for access to credit is even more critical in the wake of the COVID pandemic and current economic environment.”

As previously announced, the transaction is anticipated by Enova to result in approximately $50 million in annual cost synergies and approximately $15 million in run-rate net revenue synergies to be fully phased-in by year-end 2022. The transaction is expected to be accretive in the first year post-closing and is expected to generate earnings per share accretion of more than 40% when synergies are fully realized.

Enova’s management will discuss its quarterly results and business outlook during its third quarter 2020 earnings conference call later this month.

In connection with the closing of the acquisition, ONDK’s common stock will cease to be publicly traded on the NYSE today.

Grant of Equity Inducement Award

In connection with the transaction, Enova will grant $1.16 million payable in restricted stock units (RSUs) of Enova common stock to Noah Breslow, OnDeck’s former CEO, who will become an Enova employee following the transaction. The award will be granted shortly after the closing of the transaction, and subject to the terms and conditions of the applicable award agreement. Portions of the award will vest six months and twelve months from the date of the grant.

The actual number of RSUs granted will be determined based on the 45-day average of the closing price of Enova stock through the day prior to the date of closing of the transaction.

The award is intended to be an Employment Inducement Award under the NYSE’s Listed Company Manual Rule 303A.08.

About Enova

Enova (NYSE: ENVA) is a leading provider of online financial services to non-prime consumers and small businesses, providing access to credit powered by its advanced analytics, innovative technology, and world-class online platform and services. Enova has provided more than 7 million customers around the globe with access to more than $20 billion in loans and financing. The financial technology company has a portfolio of trusted brands serving consumers, including CashNetUSA®, NetCredit® and Simplic®; two brands serving small businesses, Headway Capital® and The Business Backer®; and offers online lending platform services to lenders. Through its Enova Decisions™ brand, it also delivers on-demand decision-making technology and real-time predictive analytics services to clients. You can learn more about the company and its brands at www.enova.com.

Forward-looking Statements

This release contains forward-looking statements within the meaning of and subject to the safe harbor created by, Section 21E of the Securities Exchange Act of 1934, as amended, about the business, strategy, financial condition and prospects of Enova, its expectations relating to the transaction and its future financial condition and performance, including anticipated synergies from the transaction. Statements that are not historical facts, including statements about Enova’s management’s beliefs and expectations, are forward-looking statements. Words such as “believes”, “anticipates”, “estimates”, “expects”, “intends”, “aims”, “potential”, “will”, “would”, “could”, “considered”, “likely”, “estimate” and variations of these words and similar future or conditional expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. These forward-looking statements give current expectations or forecasts of future events and reflect the views and assumptions of Enova’s senior management as of the date of this release and are not guarantees of future performance. The actual results of Enova could differ materially from those indicated by such forward-looking statements because of a number of factors affecting Enova’s business and risks associated with the successful execution and integration of the transaction and the performance of the combined company’s business following such transaction. These factors include, among others, the possibility that any of the anticipated benefits of the transaction will not be realized or will not be realized within the expected time period; the ability of Enova to integrate the OnDeck business successfully and to achieve anticipated synergies; potential litigation relating to the transaction; the risk that disruptions from the transaction will harm Enova’s business or the acquired OnDeck business; continued availability of capital and financing on favorable terms or at all; legislative, regulatory and economic developments; potential business uncertainty, including changes to existing business relationships, as a result of the transaction that could affect Enova’s and/or the acquired OnDeck business’ financial performance; dilution caused by Enova’s issuance of shares of its common stock in connection with the transaction; and such other risks and uncertainties detailed in Enova’s periodic public filings with the SEC, including but not limited to those discussed under “Cautionary Note Concerning Factors That May Affect Future Results” and “Risk Factors” in Enova’s Form 10-K for the fiscal year ended December 31, 2019 and in its Form 10-Q for each of the quarterly periods ended March 31, 2020 and June 30, 2020, respectively; in Enova’s subsequent filings with the SEC and in other investor communications of Enova from time to time. These risks and uncertainties are beyond the ability of Enova to control, and, in many cases, Enova cannot predict all of the risks and uncertainties that could cause actual results to differ materially from those indicated by the forward-looking statements. Enova cautions you not to put undue reliance on these forward-looking statements. Enova disclaims any intention or obligation to update or revise any forward-looking statements after the date of this release.

For further information:

Public Relations Contact:

Kaitlin Lowey

Email: media@enova.com

Investor Relations Contact:

Monica Gould

Office: (212) 871-3927

Email: IR@enova.com

Lindsay Savarese

Office: (212) 331-8417

Email: IR@enova.com